Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-129406 and Form S-8 No. 333-135101) pertaining to the 1999 Equity Incentive Plan, Miscellaneous Stock Option Agreements, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, and 2005 Employee Stock Purchase Plan of Website Pros, Inc. of our report dated July 21, 2006 (except as to note 10 which is dated as at September 30, 2006) with respect to the consolidated financial statements of 1ShoppingCart.com Canada Corp. included in Website Pros, Inc. Current Report on Form 8-K dated December 11, 2006.

/s/ Ernst & Young LLP

Toronto, Canada

December 11, 2006